EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-38616, 333-53180, 333-97599, 333-100755, 333-101440, 333-138546, 333-155566, and 333-172200 on Form S-8 of our report dated September 10, 2012, relating to the consolidated financial statements and financial statement schedule of Symmetricom, Inc. (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the change, in the year ended July 3, 2011, in the Company’s method for recognizing revenue for multiple element arrangements and the retrospective adoption of changes to the presentation of comprehensive income upon the adoption of new accounting guidance established by the Financial Accounting Standards Board), and our report dated September 10, 2012, relating to the effectiveness of Symmetricom, Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Symmetricom, Inc. for the year ended July 1, 2012.

/s/ Deloitte & Touche LLP

San Jose, California

September 10, 2012